Hudson's Grill International, Inc.	For Immediate Release
16970 Dallas Parkway	Contact: Robert Fischer
Suite 402	Telephone: 214-361-7301
Dallas, Texas 75248-1928	e-mail: getinfo@hudsonsgrill.com

Hudson's Grill Announces a Franchise Agreement

With SYH Asbury, LLC

Thursday, January 15, 2004

Dallas, TX - Hudson's Grill International, Inc., based in Dallas, Texas, announced today that it had signed a franchise agreement with SYH Asbury, LLC, an Iowa limited liability company. Susan Heim and her family are the principals behind SYH Asbury, which is currently scheduled to open a new Hudson's Grill restaurant during the last quarter of 2004 or the first quarter of 2005. The restaurant will be in a free standing building located at a new shopping development called Asbury Plaza, in Dubuque, Iowa.

As part of the signing of the franchise agreement, Hudson's Grill International received a net amount of $35,000.

Hudson's Grill also announced that it has bought back the rights to develop restaurants in the state of Wisconsin, excluding a three mile radius around two existing Hudson's Grill restaurants in Wausau and Marshfield. This will permit Hudson's Grill to license other areas of Wisconsin. Hudson's Grill paid $10,000 to the current Wisconsin franchisees for the return of the rights.

Hudson's Grill International is a public company; the company's class A common shares are currently being quoted and traded over the counter on the bulletin board under the NASD symbol HGIIA.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995.

"This press release may contain forward looking statements relating to future events or future financial performance that involve risks and uncertainties. Such statements can be identified by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or comparable terms. These statement are only predictions and actual results could differ materially from those anticipated in these statements based upon a number of factors including those identified in the Company's filings with the SEC."